Exhibit 4.7

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.  THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUBIST PHARMACEUTICALS, INC.

CUSIP No.: 229678 AC 1

2.25% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2013

Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”, which term shall include any successor corporation under the Indenture referred to on the reverse hereof), promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred and Fifty Million Dollars ($350,000,000) on June 15, 2013, or such greater or lesser amount as is indicated on the Schedule of Exchanges of Notes on the other side of this Note.

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2006

Record Dates:	June 1 and December 1

This Note is convertible as specified on the other side of this Note.  Additional provisions of this Note are set forth on the other side of this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ David W. J. McGirr
Name:	David W. J. McGirr
Title:	Chief Financial Officer and
Senior Vice President

Attest:

/s/ Christopher D. T. Guiffre
Name: Christopher D. T. Guiffre
Title: Senior Vice President, General Counsel and Secretary

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to
in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST

COMPANY, N.A., as Trustee

/s/ Authorized Signatory
Authorized Signatory

CUBIST PHARMACEUTICALS, INC.
2.25% CONVERTIBLE SENIOR NOTES DUE JUNE 15, 2013

1.             INTEREST

Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”, which term shall include any successor corporation under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Note at the rate of 2.25% per annum.  The Company shall pay interest semiannually on June 15 and December 15 of each year, commencing on December 15, 2006.  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 6, 2006; provided, however, that if there is not an existing default in the payment of interest and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.             METHOD OF PAYMENT

The Company shall pay interest on this Note (except defaulted interest) to the person who is the Holder of this Note at the close of business on June 1 or December 1, as the case may be, next preceding the related interest payment date.  The Holder must surrender this Note to a Paying Agent to collect payment of principal.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company may, however, pay principal and interest in respect of any Certificated Security by check or wire payable in such money; provided, however, that a Holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder if such Holder has provided wire transfer instructions to the Company and the Trustee at least 10 Business Days prior to the payment date.

3.             PAYING AGENT, REGISTRAR AND CONVERSION AGENT

Initially, The Bank of New York Trust Company, N.A., a national banking association (the “Trustee”, which term shall include any successor trustee under the Indenture hereinafter referred to), will act as Paying Agent, Registrar and Conversion Agent.  The Company may change any Paying Agent, Registrar or Conversion Agent without notice to the Holder.  The Company or any of its Subsidiaries may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

4.             INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Company designated as its 2.25% Convertible Subordinated Notes due June 15, 2013 (the “Notes”), issued under an Indenture, dated as of June 6, 2006 (together with any supplemental indentures thereto, the “Indenture”), between the Company and the Trustee.  The terms of this Note include those stated in the Indenture and those required by or made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture.  This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and said Act for a statement of them.  The Notes are unsecured obligations of the Company limited to $350,000,000 aggregate principal amount (or such greater amount necessary to reflect the exercise by the Underwriters of their option to purchase additional Notes in compliance with the Underwriting Agreement), except that the Company at any time or from time to time may, without the consent of any Holder, issue additional Notes having the same terms as the Notes initially issued under the Indenture, and entitled to all of the benefits of the Indenture.  The Indenture does not limit other debt of the Company, secured or unsecured.

5.             OPTIONAL REDEMPTION

The Notes are subject to redemption, at the option of the Company, on or after June 20, 2011, in whole or in part, but only if the Closing Sale Price of the Common Stock for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the date one day prior to the day the Company gives a notice of redemption is greater than 150% of the Applicable Conversion Price on the date of such notice, at a Redemption Price in cash equal to 100% of the principal amount of the Notes to be redeemed together with accrued and unpaid interest, if any, on the principal amount of the Notes redeemed to the date of redemption.

No sinking fund is provided for the Notes.

6.             NOTICE OF REDEMPTION

Notice of redemption will be delivered at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part, but only in whole multiples of $1,000.  On and after the Redemption Date, subject to the deposit with the Paying Agent of funds sufficient to pay the Redemption Price plus accrued interest, if any, accrued to, but excluding, the Redemption Date, interest shall cease to accrue on Notes or portions of them called for redemption.

7.                                       REPURCHASE OF NOTES AT OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE

Subject to the terms and conditions of the Indenture, if a Fundamental Change occurs at any time prior to the Final Maturity Date, each Holder will, upon receipt of the notice of the occurrence of a Fundamental Change, have the right to require the Company to repurchase any or all of such Holder’s Notes for cash in an amount equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to (but not including) the Fundamental Change Repurchase Date, unless such Fundamental Change Repurchase Date falls after an interest payment record date and on or prior to the corresponding interest payment date, in which case the Fundamental Change Repurchase Price will include the full amount of accrued and unpaid interest payable on such interest payment date to the Holder of record at the close of business on the corresponding interest payment record date.  Subject to Sections 3.8(b) of the Indenture, on or before the 15th Business Day after the effective date of a Fundamental Change, the Company will provide to all Holders of the Notes and the Trustee and Paying Agent a notice of the occurrence of the Fundamental Change and of the resulting repurchase right.  To exercise the repurchase right, a Holder must deliver a Repurchase Exercise Notice duly completed to the Paying Agent as described in the Indenture.

Notwithstanding the foregoing, the Holders will not have the right to require the Company to repurchase any Notes if a Fundamental Change described in clause (b), (c) or (d) in the definition of Fundamental Change occurs (and the Company will not be required to deliver the notice described in Section 3.8(c) of the Indenture), if either:

(1)           the Closing Sale Price for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the effective date of the Fundamental Change or the date of the public announcement of the Fundamental Change, in the case of a Fundamental Change relating to an acquisition of Capital Stock under clause (b) of the definition of Fundamental Change, or the period of 10 consecutive Trading Days ending immediately before the effective date of the Fundamental Change, in the case of a Fundamental Change relating to a merger, consolidation, asset sale or otherwise under clause (c) of the definition of Fundamental Change or a change in the Board of Directors under clause (d) of the definition of Fundamental Change, equals or exceeds 105% of the Applicable Conversion Price in effect on each of those five Trading Days; or

(2)           at least 90% of the consideration paid for the Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a Fundamental Change under clause (b) and/or (c) of the definition of Fundamental Change consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on the Nasdaq Stock Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the Securities become convertible into shares of such common stock.

Holders have the right to withdraw any Fundamental Change repurchase notice, in whole or in part, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If cash sufficient to pay the Fundamental Change Repurchase Price of all Notes or portions thereof to be purchased as of the Fundamental Change Repurchase Date, has been deposited with the Paying Agent on or prior to the Business Day following the Fundamental Change Repurchase Date, all interest shall cease to accrue on such Notes (or portions thereof) immediately after such Fundamental Change Repurchase Date and the Holder thereof shall have no other rights as such other than the right to receive the Fundamental Change Repurchase Price, upon surrender of such Notes.

8.             CONVERSION

A Holder of a Note may convert the principal amount of such Note (or any portion thereof equal to $ 1,000 or any integral multiple of $1,000 in excess thereof) into Common Stock at any time prior to the close of business on the last Business Day prior to the Final Maturity Date, at the Applicable Conversion Rate in effect on the Conversion Date; provided, however, that, if such Note is called for redemption or submitted or presented for purchase pursuant to Article 3 of the Indenture, such conversion right shall terminate at the close of business on the Business Day immediately preceding the Redemption Date or Fundamental Change Repurchase Date, as the case may be, for such Note or such earlier date as the Holder presents such Note for redemption or for purchase (unless the Company shall default in making the redemption payment or Fundamental Change Repurchase Price payment when due, as the case may be, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Note is redeemed or purchased, as the case may be).

The Initial Conversion Rate means 32.4981 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment under certain circumstances as provided in the Indenture.

Upon surrender of Notes for conversion, the Company will have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock in the amounts provided in Section 4.2 of the Indenture.

No fractional shares will be issued upon conversion; in lieu thereof, an amount will be paid in cash based upon the Closing Sale Price of the Common Stock on the Trading Day immediately prior to the Conversion Date.

To convert a Note, a Holder must (a) complete and manually sign the conversion notice set forth below and deliver such notice to a Conversion Agent, (b) surrender the Note to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent, and (d) pay any transfer or similar tax, if required.  Notes so surrendered for conversion (in whole or in part) during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (excluding Notes or portions thereof called for redemption or subject to purchase upon a Fundamental Change on a Redemption Date or Fundamental Change Repurchase Date, as the case may be, during the period beginning at the close of business on a regular record date and ending at the opening of business on the first Business Day after the next succeeding interest payment date, or if such interest payment date is not a Business Day, the second such Business Day) shall also be accompanied by payment in funds acceptable to the Company of an amount equal to the interest payable on such interest payment date on the principal amount of such Note then being converted, and such interest shall be payable to such registered Holder notwithstanding the conversion of such Note, subject to the provisions of the Indenture relating to the payment of defaulted interest by the Company.  If the Company defaults in the payment of interest payable on such interest payment date, the Company shall promptly repay such funds to such Holder.

A Note in respect of which a Holder had delivered a Fundamental Change repurchase notice exercising the option of such Holder to require the Company to purchase such Note may be converted only if the Fundamental Change repurchase notice is withdrawn in accordance with the terms of the Indenture.

9.             DENOMINATIONS, TRANSFER, EXCHANGE

The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.  A Holder may register the transfer of or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

10.           PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

11.           UNCLAIMED MONEY

The Trustee and each Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured.  After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

12.           AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and an existing default or Event of Default and its consequence or compliance with any provision of the Indenture or the Notes may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

13.           SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

14.           DEFAULTS AND REMEDIES

Under the Indenture, an Event of Default includes: (i) default for 30 days in payment of any interest on any Notes; (ii) default in payment of any principal (including, without limitation, premium, if any) on the Notes when due; (iii) failure by the Company for 60 days after notice to it to comply with any of its other agreements contained in the Indenture or the Notes; (iv) default in payment of the purchase price of any Note when due; (v) the Company fails to provide a notice of a Fundamental Change within 30 days after notice of failure to do so; (vi) default in the payment of certain indebtedness of the Company or a Significant Subsidiary; and (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.  If an Event of Default (other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all unpaid principal to the date of acceleration on the Notes then outstanding to be due and payable immediately, all as and to the extent provided in the Indenture.  If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company, unpaid principal of the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder, all as and to the extent provided in the Indenture.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.  The Company is required to file periodic reports with the Trustee as to the absence of default.

15.           TRUSTEE DEALINGS WITH THE COMPANY

The Bank of New York Trust Company, N.A., a national banking association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company, and may otherwise deal with the Company or an Affiliate of the Company, as if it were not the Trustee.

16.           NO RECOURSE AGAINST OTHERS

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  The Holder of this Note by accepting this Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of this Note.

17.           AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

18.           ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

All terms used in this Note but not specifically defined herein are defined in the Indenture and are used herein as so defined.

19.           INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture.  Requests may be made to: Cubist Pharmaceuticals, Inc., 65 Hayden Avenue, Lexington, MA 02421, Attention: Investor Relations.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

* Signature guaranteed by:

By:

*                 The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

CONVERSION NOTICE

To convert this Note into Common Stock of the Company, check the box: ☐

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or a integral multiple of $1,000): $

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

* Signature guaranteed by:

By:

*                 The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

REPURCHASE EXERCISE NOTICE
UPON A FUNDAMENTAL CHANGE

To:          Cubist Pharmaceuticals, Inc.

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Cubist Pharmaceuticals, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to redeem the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note at the Fundamental Change Repurchase Price, together with accrued interest to, but excluding, the Repurchase Date, to the registered Holder hereof.

Dated:

Signature(s)

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be redeemed
(in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the name as written upon the face of the Note in every particular, without alteration or any change whatsoever.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges, redemptions, repurchases or conversions of a part of this Global Note have been made:

Date of Exchange, Redemption, Repurchase or Conversion	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease or Increase	Signature of Authorized Signatory of Securities Custodian